Exhibit 99.1

HERSHEY ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2010
RESULTS; UPDATES OUTLOOK FOR 2011;
INCREASES QUARTERLY DIVIDEND

•	Fourth quarter and full-year 2010 net sales increase 5.4% and 7.0%, respectively

•	Fourth quarter earnings per share-diluted of $0.59 as reported and $0.61 adjusted

•	Full-year 2010 earnings per share-diluted of $2.21 as reported and $2.55 adjusted

•	Full-year 2011 net sales and adjusted earnings per share-diluted growth to be around the top of the Company’s 3-5% and 6-8% long-term targets

•	Quarterly dividend declared on Common Stock and increased 8%

HERSHEY, Pa., February 2, 2011 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the fourth quarter ended December 31, 2010. Consolidated net sales were $1,482,809,000 compared with $1,407,336,000 for the fourth quarter of 2009. Reported net income for the fourth quarter of 2010 was $135,513,000 or $0.59 per share-diluted, compared with $126,779,000 or $0.55 per share-diluted for the comparable period of 2009.

As described in the Note, for the fourth quarter of 2010, these results, prepared in accordance with generally accepted accounting principles (GAAP), included net pre-tax charges of $7.9 million, or $0.02 per share-diluted, which were related to the Project Next Century program announced in June 2010.  For the fourth quarter of 2009, GAAP results included net pre-tax charges of $26.5 million, or $0.08 per share-diluted. These charges related to the Global Supply Chain Transformation (GSCT) program completed in December 2009. As described in the Note, adjusted net income, which excludes these net charges, was $140,375,000 or $0.61 per share-diluted in the fourth quarter of 2010, compared with $144,352,000, or $0.63 per share-diluted in the fourth quarter of 2009, a decrease of 3.2 percent in adjusted earnings per share-diluted.

For the full year 2010, consolidated net sales were $5,671,009,000 compared with $5,298,668,000 in 2009, an increase of 7.0 percent.  Reported net income for 2010 was $509,799,000 or $2.21 per share-diluted, compared with $435,994,000, or $1.90 per share-diluted for 2009.

As described in the Note, for the full years 2010 and 2009, these results, prepared in accordance with GAAP, included net pre-tax charges of $98.6 million and $99.1 million, or $0.34 and $0.27 per share-diluted, respectively. The 2010 charges were associated with the Project Next Century program and a non-cash goodwill impairment charge recorded in the second quarter, while the 2009 charges were related to the GSCT program completed in December 2009.  As described in the Note, adjusted net income for each year, which excludes these net charges, was $587,734,000, or $2.55 per share-diluted in 2010, compared with $496,817,000 or $2.17 per share-diluted in 2009, an increase of 17.5 percent in adjusted earnings per share-diluted.

In 2011, reported gross margin, reported income before interest and income taxes (EBIT) margin and reported earnings per share-diluted will be impacted by charges associated with Project Next Century. As a result, reported earnings per share-diluted, including business realignment and impairment charges of $0.13 to $0.16 per share-diluted, is expected to be in the $2.54 to $2.63 range. The forecast for total pre-tax GAAP charges and non-recurring project implementation costs related to the Project Next Century program remains at $140 million to $170 million. The updated expected timing of events and estimated costs and savings is included in Appendix I attached to this press release.

On January 31, 2011, the Board of Directors of The Hershey Company declared a quarterly dividend of $0.345 on the Common Stock, an increase of $0.025 per share. In addition, the Board declared a dividend of $0.3125 on the Class B Common Stock, an increase of $0.0225 per share. The dividends are payable on March 15, 2011, to stockholders of record as of February 25, 2011.

Fourth Quarter Performance and Outlook

“Hershey ended 2010 strongly, with high-quality net sales and earnings growth for the full year, and strong marketplace performance in the fourth quarter,” said David J. West, President and Chief Executive Officer.  “During 2010, macroeconomic uncertainty persisted, however, confectionery category growth was relatively consistent throughout the year. Our financial performance allowed us to be flexible in our approach to category and brand-building investment throughout 2010 and especially in the fourth quarter. This disciplined approach resulted in solid financial performance and increased market share.

“We are very pleased with our fourth quarter marketplace performance. Our business has responded to the investments we have made, which has enabled us to continue our marketplace momentum. In the quarter, Hershey’s net sales increased 5.4 percent, driven primarily by volume, including continued faster-paced growth in emerging markets. Net price realization, primarily in the U.S., Canada and Mexico, and foreign currency exchange rates were an approximate 1.6 point and 0.6 point benefit, respectively. Strong results at key retail customers continued and overall marketplace performance was in line with our expectations. Specifically, Hershey’s U.S. retail takeaway for the 12 weeks and 52 weeks ended January 1, 2011, in channels that account for over 80 percent of our U.S. retail business, was up 6.2 percent and 5.3 percent, respectively. In the channels measured by syndicated data, U.S. market share for the 12 weeks and 52 weeks ended January 1, 2011, increased 0.5 points and 0.3 points, respectively.

“Fourth quarter adjusted gross margin increased due to favorable net supply chain efficiencies, including productivity and a favorable sales mix, as well as lower levels of obsolescence driven by solid seasonal performance and sell through at retail.  Input costs were slightly higher in the quarter, in line with our estimates. The improvements in adjusted gross margin were offset by higher advertising and marketing costs, selling expenses in key markets, spending on the Insights Driven Performance initiative, and other employee-related expenses. As planned, during the fourth quarter significant investments in advertising and go-to-market capabilities were made in both the U.S. and select emerging markets. We believe these investments will benefit the business in 2011. In the fourth quarter, advertising expense increased 85 percent versus the same period last year, supporting core U.S. brands, including new advertising campaigns for the PayDay and Hershey’s Syrup brands, as well as incremental investment in global markets. For the full year 2010, advertising expense increased 62 percent.

“In December, the Company announced that it had commenced a cash tender offer to purchase any and all of its $150 million outstanding 6.95 percent Notes due in 2012. Subsequently, we issued $350 million of 4.125 percent Notes due 2020. The Company used a portion of the proceeds to redeem about $58 million of bonds related to the tender offer with the remaining funds to be used for general corporate purposes, including increased levels of capital expenditures related to Project Next Century. As a result of these transactions, for the fourth quarter and full year 2010, interest expense was about $6 million greater than our previous estimate.

“The Company continues to generate strong cash flow. Our focus on improving working capital resulted in full year operating cash flow of about $900 million in 2010.  We are pleased to announce an eight percent increase to our quarterly dividend.  This declaration reflects our confidence in Hershey's marketplace position and long-term growth potential.  As we focus on geographic expansion, the recently-created global strategic business units (SBU) - the Chocolate SBU and Sugar Confection SBU - will enable us to build and leverage Hershey's brands, creating confectionery marketplace innovation and disseminating best demonstrated practices around the world.  Hershey’s solid financial position allows us to continue our approach to disciplined global expansion, including organic investments and the opportunity to explore other strategic opportunities.

“We exited 2010 with momentum and expect to build on our success in 2011 as we have many exciting initiatives planned to drive growth across our markets, including the U.S. launch of Hershey’s Drops, Reese’s Minis and other yet to be announced new products. We’ll also begin to leverage the learnings from our Insights Driven Performance project and continue the disciplined roll-out and distribution of the Hershey’s and Hershey’s Kisses brands in select key emerging markets, where we are gaining consumer awareness, trial and most importantly, repeat purchases. In 2011, we expect advertising to increase mid-single digits, on a percentage basis versus last year, supporting new product launches and core brands in both the U.S. and international markets. Commodity markets remain volatile, however, we have visibility into our cost structure. While we anticipate meaningfully higher input costs in 2011, productivity and cost savings initiatives are in place and we estimate that full-year 2011 adjusted gross margin will be about the same as last year, while we continue to leverage the global go-to-market capabilities we have built over the past few years. As a result, we expect full-year 2011 net sales and adjusted earnings per share-diluted growth to be around the top of the Company’s long-term 3 to 5 percent and 6 to 8 percent objectives, respectively,” West concluded.

Note:  In this release, Hershey references income measures which are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude business realignment and impairment charges. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

A reconciliation is provided below of results in accordance with GAAP as presented in the Consolidated Statements of Income to non-GAAP financial measures which exclude business realignment and impairment charges in 2010 associated with Project Next Century and the goodwill impairment charge for Godrej Hershey Ltd. and charges in 2009 related to the GSCT program.

	Fourth Quarter Ended
	December 31, 2010		December 31, 2009
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$619,470	41.8%	$570,521	40.5%
Charges included in cost of sales	6,545		1,644
Adjusted non-GAAP Gross Profit/Gross Margin	$626,015	42.2%	$572,165	40.7%

EBIT/EBIT Margin	$227,892	15.4%	$212,356	15.1%
Charges included in cost of sales	6,545		1,644
Charges included in SM&A	983		683
Business Realignment & Impairment charges, net	351		24,125
Adjusted non-GAAP EBIT/EBIT Margin	$235,771	15.9%	$238,808	17.0%

Net Income/Net Margin	$135,513	9.1%	$126,779	9.0%
Charges included in cost of sales	6,545		1,644
Charges included in SM&A	983		683
Business Realignment & Impairment charges, net	351		24,125
Tax impact of net charges	(3,017)		(8,879)
Adjusted non-GAAP Net Income/Net Margin	$140,375	9.5%	$144,352	10.3%

EPS - Diluted	$0.59		$0.55
Charges included in cost of sales	0.02		-
Charges included in SM&A	-		-
Business Realignment & Impairment charges, net	-		0.08
Adjusted non-GAAP EPS - Diluted	$0.61		$0.63

	Twelve Months Ended
	December 31, 2010		December 31, 2009
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$2,415,208	42.6%	$2,053,137	38.7%
Charges included in cost of sales	13,644		10,136
Adjusted non-GAAP Gross Profit/Gross Margin	$2,428,852	42.8%	$2,063,273	38.9%

EBIT/EBIT Margin	$905,298	16.0%	$761,590	14.4%
Charges included in cost of sales	13,644		10,136
Charges included in SM&A	1,493		6,120
Business Realignment & Impairment charges, net	83,433		82,875
Adjusted non-GAAP EBIT/EBIT Margin	$1,003,868	17.7%	$860,721	16.2%

Net Income/Net Margin	$509,799	9.0%	$435,994	8.2%
Charges included in cost of sales	13,644		10,136
Charges included in SM&A	1,493		6,120
Business Realignment & Impairment charges, net	83,433		82,875
Tax impact of net charges	(20,635)		(38,308)
Adjusted non-GAAP Net Income/Net Margin	$587,734	10.4%	$496,817	9.4%

EPS - Diluted	$2.21		$1.90
Charges included in cost of sales	0.04		0.03
Charges included in SM&A	-		0.02
Business Realignment & Impairment charges, net	0.30		0.22
Adjusted non-GAAP EPS - Diluted	$2.55		$2.17

In 2009, the Company recorded GAAP charges, including non-cash pension settlement charges, of $99.1 million, or $0.27 per share-diluted, attributable to the GSCT program.  In 2010, the Company recorded GAAP charges of $53.9 million, or $0.14 per share-diluted, attributable to the Project Next Century program.  Additionally, in the second quarter of 2010, the Company recorded a non-cash goodwill impairment charge of $44.7 million, or $0.20 per share-diluted, related to the Godrej Hershey Ltd. joint venture. In 2011, the Company expects to record total GAAP charges of about $45 million to $55 million, or $0.13 to $0.16 per share-diluted, attributable to Project Next Century.  Below is a reconciliation of GAAP and non-GAAP items to the Company’s 2009 and 2010 adjusted earnings per share-diluted and projected adjusted earnings per share-diluted for 2011:

	2009	2010	2011 (Projected)
Reported EPS-Diluted	$1.90	$2.21	$2.54 - $2.63

Total Business Realignment and Impairment Charges	$0.27	$0.34	$0.13 - $0.16

Adjusted EPS-Diluted *	$2.17	$2.55	$2.70 - $2.76

*Excludes business realignment and impairment charges.

Appendix I The Hershey Company Project “Next Century” Expected Timing of Costs and Savings ($m)
	2011			2012			2013			2014
Realignment Charges:
Cash	$20	to	$25	$15	to	$20	$5	to	$10	-		-
Non-Cash	$20	to	$25	$10	to	$15	-		-	-		-

Project Management and Start-up Costs		$5		$10	to	$15		-		-		-

Total “Next Century” Realignment
Charges & Costs	$45	to	$55	$35	to	$50	$5	to	$10	-		-

“Next Century” Cap-Ex	$180	to	$190	$50	to	$65	$5	to	$10	-		-
“Normal” Hershey Cap-Ex	$150	to	$160	$140	to	$150	$140	to	$150	$140	to	$150
Total Hershey Company
Capital Expenditures	$330	to	$350	$190	to	$215	$145	to	$160	$140	to	$150

Total Hershey Company Deprc. & Amort. Exp. (excl. accelerated D&A)	$175	to	$185	$175	to	$185	$175	to	$185	$175	to	$185

“Next Century” projected savings:
Annual	$10	to	$15	$20	to	$25	$25	to	$30	$5	to	$10
Cumulative	$10	to	$15	$30	to	$40	$55	to	$70	$60	to	$80

Safe Harbor Statement

This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our supply chain; failure to successfully execute acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions and funding requirements; the ability to implement our supply chain realignment initiatives within the anticipated timeframe in accordance with our cost estimates and our ability to achieve the expected ongoing annual savings from these initiatives; and such other matters as discussed in our Annual Report on Form 10-K for 2009.  All information in this press release is as of February 2, 2011. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.

# # #

FINANCIAL CONTACT:    Mark Pogharian              717-534-7556
MEDIA CONTACT:             Kirk Saville      717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended December 31, 2010 and December 31, 2009
(in thousands except per share amounts)

	Fourth Quarter		Twelve Months

	2010	2009	2010	2009

Net Sales	$1,482,809	$1,407,336	$5,671,009	$5,298,668

Costs and Expenses:
Cost of Sales	863,339	836,815	3,255,801	3,245,531
Selling, Marketing and Administrative	391,227	334,040	1,426,477	1,208,672
Business Realignment and Impairment Charges, net	351	24,125	83,433	82,875

Total Costs and Expenses	1,254,917	1,194,980	4,765,711	4,537,078

Income Before Interest and Income Taxes (EBIT)	227,892	212,356	905,298	761,590
Interest Expense, net	27,646	21,527	96,434	90,459

Income Before Income Taxes	200,246	190,829	808,864	671,131
Provision for Income Taxes	64,733	64,050	299,065	235,137

Net Income	$135,513	$126,779	$509,799	$435,994

Net Income Per Share - Basic - Common	$0.61	$0.57	$2.29	$1.97
- Basic - Class B	$0.55	$0.51	$2.08	$1.77
- Diluted - Common	$0.59	$0.55	$2.21	$1.90

Shares Outstanding - Basic - Common	167,013	167,623	167,032	167,136
- Basic - Class B	60,707	60,709	60,708	60,709
- Diluted - Common	230,813	229,644	230,313	228,995

Key Margins:
Gross Margin	41.8%	40.5%	42.6%	38.7%
EBIT Margin	15.4%	15.1%	16.0%	14.4%
Net Margin	9.1%	9.0%	9.0%	8.2%

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2010 and December 31, 2009
(in thousands of dollars)

Assets	2010	2009

Cash and Cash Equivalents	$884,642	$253,605
Accounts Receivable - Trade (Net)	390,061	410,390
Deferred Income Taxes	55,760	39,868
Inventories	533,622	519,712
Prepaid Expenses and Other	141,132	161,859

Total Current Assets	2,005,217	1,385,434

Net Plant and Property	1,437,702	1,404,767
Goodwill	524,134	571,580
Other Intangibles	123,080	125,520
Deferred Income Taxes	21,387	4,353
Other Assets	161,212	183,377

Total Assets	$4,272,732	$3,675,031

Liabilities and Stockholders' Equity

Loans Payable	$285,480	$39,313
Accounts Payable	410,655	287,935
Accrued Liabilities	593,308	546,462
Taxes Payable	9,402	36,918

Total Current Liabilities	1,298,845	910,628

Long-Term Debt	1,541,825	1,502,730
Other Long-Term Liabilities	494,461	501,334

Total Liabilities	3,335,131	2,914,692

Total Stockholders' Equity	937,601	760,339

Total Liabilities and Stockholders' Equity	$4,272,732	$3,675,031